Exhibit 10.9

WELLPOINT, INC.

BOARD OF DIRECTORS COMPENSATION PROGRAM

(AS AMENDED MAY 21, 2008)

CASH COMPENSATION—Retainers

Annual Board Retainer:

•	$50,000 for all Directors paid quarterly in advance (in four equal installments of $12,500) on January 1, April 1, July 1 and October 1.

Additional Annual Retainer for Committee Chairs:

•	$15,000 for the Chair of the Audit Committee of the Board of Directors paid quarterly in advance (in four equal installments of $3,750) on January 1, April 1, July 1 and October 1.

•	$10,000 for the Chair of each other Committee of the Board of Directors paid quarterly in advance (in four equal installments of $2,500) on January 1, April 1, July 1 and October 1.

Additional Annual Retainer for the Chairman of the Board of Directors

•

$500,000 for the Chairman of the Board of Directors paid quarterly in advance (in four equal installments of $125,000) on January 1, April 1, July 1 and October 1 in calendar year 2008 and $250,000 per year thereafter

CASH COMPENSATION—Meeting Fees

Board of Directors Meetings:

•	$2,000 for Board of Directors Meetings held in person

•	$1,000 for Board of Directors Meetings held telephonically unless otherwise specified

Committee Meetings:

•	$2,000 for the Audit Committee Meetings held in person

•	$1,000 for the Audit Committee Meetings held telephonically unless otherwise specified

•	$1,500 for all other Committee Meetings held in person

•	$750 for all other Committee Meetings held telephonically unless otherwise specified

STOCK COMPENSATION

Annual Full Value Share Grant:

Each Director will receive, subject to the deferral described below, an annual grant of the number of shares equal to five times the Annual Board Retainer on the date of the WellPoint, Inc. annual meeting of shareholders. The number of shares of the Annual Full Value Share Grant will be calculated using the following formula:

[Annual Board Retainer X 5] divided by [the closing price of the WellPoint, Inc. common stock as reported on the New York Stock Exchange on the date of the annual meeting of shareholders] = Number of shares of the Annual Full Value Share Grant.

Deferral of Full Value Share Grants:

The Initial Full Value Share Grant and each Annual Full Value Share Grant will be deferred for a minimum period of 5 years from the date of the Grant (“Deferral Period”) in accordance with the terms of the Director Deferred Compensation Plan. Such Grants shall not be distributed to the Directors until the earlier of the expiration of the Deferral Period or the date on which a Director ceases to be a member of the Board of Directors.

Director Ownership Guidelines:

Each Director shall have the obligation to own five times the Annual Board Retainer in WellPoint, Inc. common stock (including deferred shares and phantom stock, but not options) commencing on the later of May 3, 2007 or the fifth anniversary of the date such Director became a member of the Board of Directors.

MISCELLANEOUS

Annual Physical Exam:

WellPoint, Inc. will pay the cost of an annual physical examination for each Director.

Expenses:

WellPoint, Inc. will reimburse each Director for all travel, lodging and other expenses incurred in connection with the attendance at and/or participation in any and all Board of Directors Meetings and Committee Meetings and related matters in accordance with the WellPoint, Inc. Travel and Entertainment Policy.